Exhibit 99.1

The Inventure Group Announces Name Change to Inventure Foods

PHOENIX, May 20, 2010 — The Inventure Group, Inc. (Nasdaq: SNAK), a leading specialty snack food marketer and manufacturer, is pleased to announce it has received shareholder approval to change the corporate name to Inventure Foods, Inc. The change better reflects the Company’s strategy over the last three years.

“It was important to retain the Inventure name, derived from “innovative” and “new venture,” as those attributes are core to our success and continued leadership in introducing products that are Intensely Different(TM),” said Terry McDaniel, chief executive officer of Inventure Foods. “We’ve narrowed our focus over the past several years from a diversified holding company to a food maker and marketer, and our new identity captures our passion for creating specialty food products that are innovative and delicious.”

Inventure Foods will better identify the Company’s unique portfolio of healthy, natural and specialty food brands and reflect the breadth of its mission of creating a more diversified assortment of innovative food products. The change will not impact the existing corporate structure of the organization. Inventure Foods will continue to build on its reputation as a rapidly growing specialty brand company that capitalizes on evolving consumer eating habits in better-for-you and indulgent specialty snack food products.

As part of the name change, the Company’s website and email domain will be changing to www.InventureFoods.com. The Company’s shares will continue to trade under the ticker symbol “SNAK”.

Inventure Foods will be unveiling its new corporate name at upcoming industry shows and investor conferences, including the 11th Annual Investor Conference hosted by B. Riley & Co. to be held May 24-26 in Santa Monica, CA.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods is a marketer and manufacturer of specialty brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods (tm), Rader Farms(r), T.G.I. Friday’s(r), BURGER KING(tm), Jamba(tm), Poore Brothers(r), Tato Skins(r) and Bob’s Texas Style(r). For further information about Inventure Foods visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, deteriorating economic conditions, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.